Exhibit 99.01

28040 West Harrison Parkway, Valencia, CA 91355
Phone (661) 257-6060 / Fax (661) 257-6415
Contact: Stewart Wang, President and CEO

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES DELCARATION OF CASH DIVIDEND

LOS ANGELES, California - January 10, 2007 - Taitron Components Incorporated, (NASDAQ: TAIT) announced today that its Board of Directors declared an annual cash dividend of $0.10 per share of Class A Common Stock and Class B Common Stock, payable on January 31, 2007, to shareholders of record at the close of business on January 22, 2007.

The annual dividend was declared in connection with the Board of Directors’ decision to establish an annual cash dividend of up to $0.10 per share on its Class A and Class B Common Stock for a period of five years. The payment of future cash dividends under the policy is subject to the continuing determination that the policy remains in the best interest of Taitron’s shareholders and complies with law and any agreements Taitron may enter into applicable to the declaration and payment of cash dividends.

The Board has appointed Stewart Wang, a Director, and Taitron’s President, Chief Executive Officer, and Chief Financial Officer, to make annual determinations with respect to the appropriate amount of each annual dividend, and applicable record and payment dates, consistent with the policy established by the Board of Directors. Maintenance of the dividend policy will depend on factors Taitron’s Board and Mr. Wang deem relevant, including Taitron’s cash earnings, financial condition and cash requirements in any given year. Taitron’s ability to declare dividends could be affected by a variety of factors affecting cash flow, including required capital expenditures, increased or unanticipated expenses, additional borrowings and future issuances of securities.

Taitron, based in Valencia, California, is the “Discrete Components Superstore.” The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, since 2003, Taitron has been developing a market for value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing (ODM) services for their multi-year turn-key projects.

Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company’s reports filed or to be filed with the U.S. Securities and Exchange Commission. The

Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:
Taitron Components Incorporated

Stewart Wang
661-257-6060